Exhibit 99.1

Cholestech Announces Financial Results for Third Quarter of Fiscal 2007

HAYWARD, Calif. – January 31, 2007 — Cholestech Corporation (NASDAQ: CTEC) today announced revenue of $17.5 million and net income of $2.3 million for its third quarter ended December 29, 2006 compared to revenue of $16.2 million and net income of $321,000 in the prior year third quarter.

•                  Gross margin improved to 67% in the quarter from 62.2% in the prior year quarter, driven by an increase in cassette sales volume, lower royalty payments and higher average sales prices of its disposable cassettes.

•                  Operating income increased to $3.3 million from $349,000 in the prior year quarter.

•                  Net income increased to $2.3 million from $321,000 in the prior year quarter.

•                  Non-GAAP operating income increased 28% compared to the prior year third quarter.

•                  Non-GAAP net income increased 38% compared to the prior year third quarter.

To supplement our results presented in accordance with generally accepted accounting principles (GAAP), Cholestech uses non-GAAP measures of operating results, net income and net income per diluted share, which are adjusted from results based on GAAP to exclude SFAS 123R stock based compensation expenses and prior year expenses incurred in connection with the development and distribution agreement with Boule Diagnostics International AB (Boule).

Non-GAAP Reconciliation

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	12/29/2006	12/23/2005	12/29/2006	12/23/2005

Operating income	$3,254	$349	$8,730	$5,240
SFAS 123R stock based compensation expenses	771	—	2,227	—
Boule related expenses	—	2,800	—	2,800
Non-GAAP operating income	$4,025	$3,149	$10,957	$8,040

Net income	$2,341	$321	$6,061	$3,529
SFAS 123R stock based compensation expenses	452	—	1,293	—
Boule related expenses, net of tax	—	1,700	—	1,700
Non-GAAP net income	$2,793	$2,021	$7,354	$5,229

Net income per diluted share	$0.15	$0.02	$0.40	$0.24
SFAS 123R stock based compensationexpenses, net of tax	0.03	—	0.08	—
Boule related expenses, net of tax	—	0.11	—	0.11
Non-GAAP net income per diluted share	$0.18	$0.13	$0.48	$0.35

For the third quarter ended December 29, 2006, Cholestech generated revenue of $17.5 million, representing an 8% increase over revenue of $16.2 million in the third quarter of the prior year. Operating income for the third quarter ended December 29, 2006 of $3.3 million, which includes approximately $771,000 in stock based compensation expenses related to SFAS 123R, was an increase over the prior year operating income of $349,000 which included $2.8 million of costs related to the Boule transaction.   Excluding the impact of SFAS 123R and Boule, non-GAAP operating income increased 28% over the prior year. Operating margin was 18.6% compared to 2.2% in the prior year third quarter.

Net income for the third quarter ended December 29, 2006 of $2.3 million, or $0.15 per diluted share, which includes approximately $452,000 in net stock based compensation expenses related to SFAS 123R, was an increase over the prior year third quarter of $0.02, which included $1.7 million of net costs related to the Boule transaction. Excluding the impact of SFAS 123R and related tax effects, non-GAAP net income was $2.8 million or $0.18 per diluted share.  This compares to non-GAAP net income of $2.0 million or $0.13 per diluted share in the prior year third quarter, which excludes $1.7 million of net costs related to the Boule transaction.  Excluding the impact of SFAS 123R and Boule, non-GAAP net income increased 38% over the prior year.

For the thirty-nine weeks ended December 29, 2006, revenue was $51.5 million, compared to revenue of $46.5 million for the prior year period.  Operating income for the thirty-nine weeks ended December 29, 2006 of $8.7 million, which includes approximately $2.2 million in stock based compensation expenses related to SFAS 123R, was an increase over the prior year operating income of $5.2 million, which included $2.8 million of costs related to the Boule transaction.  Excluding the impact of SFAS 123R and Boule, non-GAAP operating income increased 36% over the prior year. Operating margin increased to 17% compared to 11.3% for the first thirty-nine weeks of the prior year.

Net income for the first thirty-nine weeks of fiscal 2007 of $6.1 million, or $0.40 per diluted share, which includes approximately $1.3 million in net stock based compensation expenses related to SFAS 123R,was an increase over the prior year net income of $3.5 million, which included $1.7 million of net costs related to the Boule transaction.  Excluding the impact of SFAS 123R and related tax effects, non-GAAP net income was $7.4 million or $0.48 per diluted share. This compares to non-GAAP net income, excluding Boule transaction costs, of $5.2 million, or $0.35 per diluted share in the first thirty-nine weeks of fiscal 2006.  Excluding the impact of SFAS 123R and Boule, non-GAAP net income increased 41% over the prior year.

Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “Our operating results continue to reflect improving margins in our business.  In addition, our generation of cash flow remains strong.  So far this fiscal year, cash earnings has increased 82% to over $14 million.”

Non-GAAP Measures

To supplement our results presented in accordance with generally accepted accounting principles (GAAP), Cholestech uses non-GAAP measures of operating results, net income and net income per share, which are adjusted from results based on GAAP to exclude SFAS 123R stock based compensation expenses and prior year expenses incurred in connection with the Boule transaction. This non-GAAP financial presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards and operating expenses incurred in connection with the Boule transaction that are not indicative of the Company’s core operating results, particularly since the Company has not included stock-based compensation under SFAS 123R as an expense in financial statements before. In addition, the Company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors and other interested parties. Cash earnings is not a GAAP defined measure.  The Company believes this measure provides meaningful supplemental information regarding Cholestech’s operating results given the current accumulated tax loss carryforwards and because it excludes amounts that are not related to Cholestech’s core operating results and facilitates the comparison of results for the current period with results for past periods.  Further, these non-GAAP results are one of the primary indicators management uses for assessing our performance, allocating resources and planning and forecasting future periods. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Investor Conference Call

Cholestech will conduct a conference call on its fiscal 2007 third quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 896-8445 or, from international locations, (785) 830-1916.   A replay of the call will be available until 9 p.m. PT on February 14th by dialing (800) 839-2457 or from international locations, (402) 220-7217.  There is no pass code.  The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver enzymes at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™* Systems and the hs-CRP test, which is cleared by the FDA for use in moderate complexity labs, to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech's goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease, inflammatory disorders and diabetes. *The GDX system is 510(k) cleared for prescription home use and, accordingly, is CLIA waived.

Cholestech LDX is a registered trademark and Cholestech GDX is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

CTEC-F

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including:  risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process; the ability to execute proposed initiatives and other factors.  Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact: John F. Glenn Vice President Finance and Chief Financial Officer Cholestech Corporation 510-732-7200 jglenn@cholestech.com	Investor/Press Contact: Brendan Lahiff Financial Dynamics 415-439-4504 brendan.lahiff@fd.com

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	12/29/2006	12/23/2005	12/29/2006	12/23/2005

Revenue	$17,519	$16,165	$51,493	$46,516

Cost of revenue	5,786	6,111	17,106	17,549
Gross profit	11,733	10,054	34,387	28,967

Operating expenses:
Sales and marketing	3,494	3,062	10,887	9,326
Research and development	1,741	3,640	4,694	5,971
General and administrative	3,244	3,003	10,076	8,430
Total operating expenses	8,479	9,705	25,657	23,727

Operating income	3,254	349	8,730	5,240

Net interest and other income	560	286	1,528	617

Income before provision for income taxes	3,814	635	10,258	5,857

Provision for income taxes	1,473	314	4,197	2,328

Net income	$2,341	$321	$6,061	$3,529

Net income per share:
Basic	$0.15	$0.02	$0.40	$0.24
Diluted	$0.15	$0.02	$0.40	$0.24

Shares used to compute net income per share:
Basic	15,208	14,697	14,991	14,657
Diluted	15,623	14,913	15,332	14,952

Net income to cash earnings reconciliation:

Net income			$6,061	$3,529
Depreciation and amortization			1,983	2,149
Stock-based compensation			2,365	65
Provision for income taxes			4,197	2,328
Cash paid during the period for taxes			(492)	(332)
Cash earnings			$14,114	$7,739

CONDENSED BALANCE SHEET DATA
(in thousands, unaudited)

	12/29/2006	3/31/2006

Cash, cash equivalents, marketable securities and long-term marketable securities	$58,302	$42,676

Total assets	$95,494	$80,702

Long-term debt	—	—

Shareholders’ equity	$89,415	$74,132